Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-127678 on Form S-8 and Registration Statement No. 333-114802 on Form S-3 of our reports dated March 19, 2007, relating to the consolidated financial statements and financial statement schedule of Fieldstone Investment Corporation and subsidiaries and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Fieldstone Investment Corporation for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

McLean, VA

March 19, 2007